Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
1.	NewQuest, LLC — Texas
2.	HealthSpring Management, Inc. — Tennessee
3.	HealthSpring of Tennessee, Inc. — Tennessee
4.	HealthSpring Employer Services, Inc. — Tennessee
5.	Signature Health Alliance, Inc. — Tennessee
6.	HealthSpring USA, LLC — Tennessee
7.	Tennessee Quest, LLC — Tennessee
8.	HealthSpring of Alabama, Inc. — Alabama
9.	NewQuest Management of Alabama, LLC — Alabama
10.	Texas HealthSpring, LLC — Texas
11.	TexQuest, L.L.C. — Delaware
12.	HouQuest, L.L.C. — Delaware
13.	GulfQuest, L.P. — Texas
14.	NewQuest Management of Illinois, LLC — Illinois
15.	HealthSpring Life & Health Insurance Company, Inc. — Texas
16.	HealthSpring Management of America, LLC — Delaware
17.	NewQuest Management of Florida, LLC — Florida
18.	HealthSpring of Florida, Inc. d/b/a Leon Medical Centers Health Plans — Florida
19.	HealthSpring Pharmacy Services, LLC — Delaware
20.	HealthSpring Pharmacy of Tennessee, LLC — Delaware

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